UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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PRG Schultz International, Inc.

(Name of Registrant as Specified In Its Charter)

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PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 3, 2005

TO THE SHAREHOLDERS OF
PRG-SCHULTZ INTERNATIONAL, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PRG-SCHULTZ INTERNATIONAL, INC. (“PRG-Schultz” or the “Company”) will be held at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339, on May 3, 2005 at 9:00 a.m., for the following purposes:

1.	To elect two Class III directors to serve until the Annual Meeting of Shareholders held in 2008 or until their successors are elected and qualified;

2.	To ratify the Audit Committee’s appointment of KPMG LLP as PRG-Schultz’s independent registered public accounting firm for fiscal year 2005; and

3.	To transact such other business as may properly come before the meeting or any adjournments thereof.

     The proxy statement dated April 4, 2005 is attached. Only record holders of the Company’s common stock at the close of business on March 24, 2005 will be eligible to vote at the meeting.

     If you are not able to attend the meeting in person, please complete, sign, date and return your completed proxy in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. However, if you hold your shares in a bank or brokerage account, you will need to obtain a proxy from the bank or broker in order to vote your shares in person at the meeting.

By Order of the Board of Directors: JOHN M. COOK

Chairman, President and Chief Executive
Officer

Date: April 4, 2005

A copy of the Annual Report to Shareholders for the year ended December 31, 2004 is enclosed with this notice and proxy statement

GENERAL INFORMATION
INFORMATION ABOUT THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE AND THE INDEPENDENT DIRECTORS ON EXECUTIVE COMPENSATION
EXECUTIVE COMPENSATION
CERTAIN TRANSACTIONS
PROPOSAL FOR RATIFICATION OF APPOINTMENT OF KPMG LLP
OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS AND CERTAIN EXECUTIVE OFFICERS
EXECUTIVE OFFICERS
PERFORMANCE GRAPH
INDEPENDENT AUDITORS
SHAREHOLDER PROPOSALS
PRG-SCHULTZ INTERNATIONAL, INC. AUDIT COMMITTEE CHARTER AMENDED AND RESTATED AS OF NOVEMBER 15, 2004

PRG-Schultz International, Inc.
600 Galleria Parkway
Suite 100
Atlanta, GA 30339

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS

April 4, 2005

GENERAL INFORMATION

     This proxy statement is furnished in connection with the solicitation by the Board of Directors of PRG-Schultz International, Inc. (“PRG-Schultz” or the “Company”) of proxies for use at the Annual Meeting of Shareholders to be held on Tuesday, May 3, 2005, at 9:00 a.m., at the Company’s offices, 600 Galleria Parkway, Atlanta, Georgia 30339.

     This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 4, 2005. The shareholder giving the proxy may revoke it at any time before it is exercised at the meeting by: (i) delivering to the Secretary of the Company a written notice of revocation dated later than the date of the proxy; (ii) executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (iii) attending the meeting and voting in person; provided that shareholders who hold shares in a bank or brokerage account must also obtain a proxy form from their bank or broker. Attendance at the meeting will not in and of itself constitute revocation of a proxy. All communications to the Secretary should be addressed to the Secretary at the Company’s offices, 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. Any proxy which is not revoked will be voted at the annual meeting in accordance with the shareholder’s instructions. If a shareholder returns a properly signed and dated proxy card but does not mark any choices on one or more items, his or her shares will be voted in accordance with the recommendations of the Board of Directors as to such items. The proxy card gives authority to the proxies to vote shares in their discretion on any other matter properly presented at the annual meeting.

     The Company will pay all expenses in connection with the solicitation of proxies, including postage, printing and handling and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, solicitation of proxies may be made personally or by telephone, facsimile or other means by directors, officers and employees of the Company and its subsidiaries. Directors, officers and employees of the Company will receive no additional compensation for any such further solicitation. The Company has retained Innisfree M&A Incorporated to assist in the solicitation. The fee to be paid such firm is not expected to exceed $10,000, plus reasonable out-of-pocket costs and expenses.

     Only shareholders of record of the Company’s common stock at the close of business on March 24, 2005 (the “Record Date”) are entitled to notice of, and to vote at, the annual meeting. On the Record Date, the Company had outstanding a total of 62,039,989 shares of common stock. Each share will be entitled to one vote, noncumulative, on each matter to be considered at the annual meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy at the annual meeting, will constitute a quorum for the transaction of business at the annual meeting. Abstentions will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Because the only currently scheduled items to be voted on are the election of directors and the ratification of the appointment of KPMG LLP, there will be no broker non-votes.

     Votes cast by proxy or in person at the annual meeting will be counted by the person or persons appointed by the Company to act as inspector(s) of election for the meeting. Prior to the meeting, the inspector(s) will sign an oath to perform their duties in an impartial manner and to the best of their abilities. The inspector(s) will ascertain the number of shares outstanding and the voting power of each of such shares, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots and perform certain other duties as required by law.

     Nominees for election as directors will be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election. Accordingly, if a quorum is present, the two nominees in Class III receiving the highest vote totals will be elected as Class III directors of the Company at the annual meeting. The Audit Committee’s appointment of KPMG LLP (the “Auditors”) as PRG-Schultz’s independent registered public accounting firm for fiscal year 2005 will be ratified at the annual meeting if a quorum is present and more shares vote in favor of ratification than vote against it. It is expected that shares beneficially owned by current executive officers and directors of the Company, which in the aggregate represent approximately 36 percent of the outstanding shares of common stock, will be voted in favor of management’s nominees for director and in favor of ratification of the appointment of the Auditors. With respect to election of directors and approval of the appointment of the Auditors, abstentions and votes “withheld” will be disregarded and will have no effect on the outcome of the vote. There are no rights of appraisal or similar dissenters’ rights with respect to any matter to be acted upon pursuant to this proxy statement.

Recommendation of the Board of Directors

     The Board of Directors of the Company recommends a vote FOR the election of each of the nominees named below for election as director and FOR ratification of the appointment of the Auditors for fiscal year 2005.

Election of Directors

     The Company currently has nine directors. The Board is divided into three classes of directors, designated as Class I, Class II and Class III. The classes serve staggered three-year terms. Shareholders annually elect directors to serve for the three-year term applicable to the class for which such directors are nominated or until their successors are elected and qualified. At the annual meeting, shareholders will be voting to elect two directors to serve as Class III directors.

     The terms of Arthur N. Budge, Jr. and Thomas S. Robertson, currently serving as Class III directors, will expire at the annual meeting. Mr. Budge will retire upon expiration of his term and will not stand for election. In order to balance the Director Classes, David A. Cole, formerly a Class I director, was reclassified as a Class III director effective on February 8, 2005. Also, in view of Mr. Budge’s retirement as of the 2005 annual meeting, the Board has reduced its size to eight members effective as of the 2005 annual meeting. Messrs. Cole and Robertson are nominees for election as Class III directors at the annual meeting.

     The proxy holders intend to vote FOR election of all the nominees named below as directors of the Company, unless otherwise specified in the proxy. Those directors of the Company elected at the annual meeting to be held on May 3, 2005 to serve as Class III directors will each serve a three-year term or until their successors are elected and qualified. Each of the nominees has consented to serve on the Board of Directors if elected. Should any nominee for the office of director become unable to accept nomination or election, which is not anticipated, it is the intention of the persons named in the proxy, unless otherwise specifically instructed in the proxy, to vote for the election of such other person as the Board of Directors may nominate.

     Set forth below are the name, age and director class of each director nominee and director continuing in office following the annual meeting and the period during which each has served as a director.

Class III Director Nominees

Name of Nominee	Age	Director Class	Service as Director
David A. Cole (3)	62	Class III	Since February 2003
Thomas S. Robertson (2,3)	62	Class III	Since May 1999

Directors Continuing in Office

Name of Director	Age	Director Class	Term Expires	Service as Director
John M. Cook	62	Class I	2006	Since November 1990
Jonathan Golden	67	Class I	2006	Since November 1990
Gerald E. Daniels (1,2)	59	Class I	2006	Since May 2003
Garth H. Greimann (1,2)	50	Class II	2007	Since April 1995
N. Colin Lind (2,3)	49	Class II	2007	Since May 2002
Jimmy M. Woodward (1)	44	Class II	2007	Since February 2004

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

     Arthur N. Budge, Jr. currently a director of the Company, will retire from the Board at the end of his current term. Mr. Budge has served as President and Chief Executive Officer of Five States Energy Company, an owner of a portfolio of oil and gas investments since 1998, and as its Chief Financial Officer since 1986. Since 1985, Mr. Budge has also served as President of Budge Financial, Inc., a company that provides clients with planning, forecasting and investment analysis services and asset management. In addition, Mr. Budge serves as a principal in several Blockbuster Video franchise limited partnerships and serves as a director of several private companies in which Mr. Budge and his clients have investments.

     David A. Cole is Chairman Emeritus of the Board of Kurt Salmon Associates, Inc. (“KSA”), an international management consulting firm serving the retail, consumer products and health care industries and has served in that position since 2001. He was appointed president of KSA in 1983, served as its chief executive officer from 1988 through 1998 and served as its chairman from 1988 to 2001. Mr. Cole currently serves as a director of AMB Property Corporation, a global owner and operator of industrial real estate. Mr. Cole also currently serves on the Dean’s Advisory Council of Goizueta Business School at Emory University and on the board of the Voluntary Interindustry Commerce Committee.

     John M. Cook is Chairman of the Board, President and Chief Executive Officer of the Company. Mr. Cook served as the Company’s President from November 1990 through January 1998, from October 2000 through August 16, 2002 and was reappointed as President on July 24, 2003. Mr. Cook also served as Chairman of the Board from the founding of the Company in November 1990 until January 24, 2002, resuming this role on August 27, 2002. He has served as Chief Executive Officer since November 1990. Mr. Cook serves as a director of CryoLife, Inc., a company engaged in cryopreservation of transplantable human tissue and development of complementary implantable products and technologies.

     Gerald E. Daniels served as Vice Chairman and Chief Executive Officer of Engineered Support Systems, Inc. (“ESSI”), a diversified supplier of high-tech, integrated military electronics, support equipment and logistics services from April 2003 to August 2004. Prior to assuming his position with ESSI, Mr. Daniels had served in positions with Boeing Military Aircraft and Missile Systems from January 1998 until July 2002, most recently serving as its chief executive officer from May 2000 to July 2002, and from 1999 through June 2000 as vice president, general manager of Navy and Marine Corps programs. Mr. Daniels serves as director or trustee for several private, not-for-profit and community organizations.

     Jonathan Golden, through his professional corporation, Jonathan Golden, P.C., a wholly owned professional corporation (“JGPC”), has been a partner in the Atlanta, Georgia law firm of Arnall Golden Gregory LLP (“AGG”) since 1967. AGG provides legal services to the Company and Mr. Golden’s professional corporation provides the Company consulting services as well. Mr. Golden also serves as a director of SYSCO Corporation, a distributor of food and related products.

     Garth H. Greimann has served since 1989 in two management positions, most recently serving as Managing Director, with Berkshire Partners LLC (“Berkshire Partners”), a private equity investment firm that manages six institutional investment funds used to make equity investments in established middle market companies. Mr. Greimann is a Managing Member of Fifth Berkshire Associates LLC, and Sixth Berkshire Associates LLC, the General Partners of Berkshire Fund V, Limited Partnership, and Berkshire Fund VI, Limited Partnership, respectively. He is also a Managing Member of Berkshire Investors LLC. Berkshire Partners and its affiliates beneficially own approximately seven percent of the Company’s common stock.

     N. Colin Lind has been with Blum Capital Partners L.P. (and its predecessor Richard C. Blum & Associates, Inc.) (“Blum L.P.”), a strategic equity investment firm, since 1986. He is the Managing Partner for Blum L.P., which is responsible for managing approximately $2.5 billion in assets under management. Mr. Lind serves as director of Kinetic Concepts, Inc., a leading manufacturer and marketer of therapeutic products and related medical devices. Blum L.P. and its affiliates beneficially own approximately 21 percent of the Company’s common stock.

     Thomas S. Robertson has been the Special Assistant to the President of Emory University for International Affairs since December 2004. He was the Dean of the Goizueta Business School at Emory University from July 1998 until December 2004.

     Jimmy M. Woodward was elected as a director of the Company in February 2004. Mr. Woodward has served since March 2000 in a variety of senior financial and executive positions with Flowers Foods, Inc., a producer of baked goods. He currently serves as its Senior Vice President and Chief Financial Officer. Mr. Woodward is a certified public accountant. He serves as a director of Integrity Media, Inc., a media/communications company that produces, publishes and distributes Christian music, books and related products. Mr. Woodward was formerly a director of Keebler Foods, Inc. from 1998 to 2001.

     Except for the relationship between two executive officers (Vice Chairman John M. Toma is the brother-in-law of Executive Vice President – Human Resources Maria A. Neff), no family relationships exist among any of the directors and executive officers of the Company. Berkshire Partners and Blum L.P., in accordance with their contractual rights with the Company, have the right to name one nominee each for election to the Board. These rights are currently satisfied by the nomination in 2004 of Mr. Greimann and Mr. Lind, respectively, to three-year terms as Class II directors. Also pursuant to these contractual rights, Berkshire Partners and Blum L.P have each designated an observer to attend the Company’s Board meetings. See “Certain Transactions.”

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND COMMITTEES OF THE BOARD

Director Independence

     The Board of Directors has evaluated the independence of each Board member and has determined that Messrs. Cole, Daniels, Greimann, Lind, Robertson and Woodward satisfy the criteria for independence under the listing standards established by the National Association of Securities Dealers, Inc. (“NASD”) currently in effect.

Meetings of the Board of Directors

     During 2004, there were six meetings of the Board of Directors. With the exception of Mr. Budge, each incumbent director who was a director during 2004 attended more than 75 percent of the aggregate of all meetings of the Board of Directors and any committees on which that director served.

Director Compensation

     Each nonemployee member of the Board is currently paid a $30,000 annual retainer for his or her service on the Board and any of its committees. Chairs of each of the Compensation Committee and the Nominating and Corporate Governance Committee are paid a supplemental retainer of $6,000 per year. The Chair of the Audit Committee is paid a supplemental retainer of $12,000 per year. Nonemployee Directors also receive an additional $1,500 daily attendance fee for attendance at Board meetings and the annual meeting of shareholders, and an additional $1,000 daily attendance fee for attendance at committee meetings of which they are a member. Directors are reimbursed for all out-of-pocket expenses, if any, incurred in attending Board and committee meetings.

     In February 2003, the Board established the position of Presiding Director to oversee meetings of the independent members of the Board and to serve as a special advisor to the Company’s CEO on key strategic issues impacting the Company. The retainer for service in this position has been set at $60,000 annually (inclusive of the $30,000 nonemployee director retainer). Because of the larger retainer, the Presiding Director does not receive attendance fees for committee meetings. The Presiding Director is elected by the members of the Board for a term that commences with the next Annual Meeting of Shareholders and runs to the next following Annual Meeting of Shareholders. Mr. Greimann currently serves as Presiding Director.

     In February 2005, the Board established a special committee for the purpose of analyzing the Company’s strategic alternatives and to consider, evaluate and approve any such potential alternatives (to the extent permitted by law) or otherwise make recommendations to the Board regarding same. The special committee is comprised of five independent directors, Messrs. Cole, Daniels, Greimann, Lind and Woodward. Members of the Committee were paid a special one-time retainer of $15,000, with the exception of the chairman, Mr. Greimann, who received a special one-time retainer of $20,000. Because of the special retainers, no daily attendance fees are paid for the special committee meetings.

     In addition to cash compensation, the Board may grant nonqualified stock option grants to the nonemployee directors from time to time. On March 4, 2005, options to purchase 10,000 shares of the Company’s common stock were granted to seven non-employee directors. All of these options have exercise prices equal to the fair market value of the Company’s common stock on the date of grant, are fully vested and have a five-year term.

     Jonathan Golden, a director of the Company, provides financial advisory and management consulting services to the Company through JGPC, his personal corporation. Mr. Golden is the sole shareholder of JGPC. During 2004, the Company paid JGPC aggregate consulting fees of approximately $72,000. The Company currently pays JGPC a consulting fee of $6,000 per month. The consulting agreement may be terminated by either party for any reason upon not less than 30 days’ prior notice. Mr. Golden, through JGPC, is also a senior partner in AGG, the law firm that serves as the Company’s principal outside legal counsel. The Company believes that the fees paid to AGG were reasonable in relation to the services provided and expects to continue to utilize the services of this law firm.

Audit Committee

     The Company’s Audit Committee consists of four independent directors: Messrs. Budge, Daniels, Greimann and Woodward. Mr. Woodward currently serves as Chairman of the Audit Committee and the Board has determined that he qualifies as an “audit committee financial expert” as such term is defined in Item 401(h) of the Securities and Exchange Commission (“SEC”) Regulation S-K. The Board of Directors has determined that the current Audit Committee members satisfy the independence criteria included in the current listing standards established by NASD and the SEC for audit committee membership. The Audit Committee met eight times in 2004. The Audit Committee has sole authority to retain the Company’s independent auditors and reviews the scope of the Company’s annual audit and the services to be performed for the Company in connection therewith. The Audit Committee also formulates and reviews various Company policies, including those relating to accounting practices and the internal control structure of the Company, and the Company’s procedures for receiving and investigating reports of alleged violations of the Company’s policies and applicable regulations by the Company’s directors, officers and employees. The Audit Committee also reviews and approves any related party transactions. The Board has adopted a written Audit Committee Charter which is available at the Company’s website address: www.prgx.com. See “Report of the Audit Committee.”

Compensation Committee

     The Company’s Compensation Committee consists of four independent directors: Messrs. Daniels, Greimann (ex-officio), Lind and Robertson. Mr. Daniels is Chair of the Compensation Committee. The Board of Directors has determined that each of the Compensation Committee members satisfies the independence criteria included in the current listing standards established by NASD. The Compensation Committee held four meetings in 2004. The Compensation Committee recommends to the independent members of the Board the compensation of the executive officers of the Company. The Compensation Committee also administers the Company’s benefit plans, including the Stock Incentive Plan, the Management Incentive Plan (“MIP”), the Employee Stock Purchase Plan (“ESPP”) and the Executive Incentive Plan. All rights to determine awards of stock-based compensation to individuals who file reports pursuant to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) are determined by the Compensation Committee, each member of which is a “nonemployee” director, as such term is defined in Rule 16b-3 promulgated pursuant to the Exchange Act and is an “outside” director, as such term is defined in the regulations promulgated pursuant to Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). The Compensation Committee’s charter requires that all members of the Committee shall be independent from the Company and shall satisfy the definitions of “nonemployee” and “outside” director described above. The Compensation Committee Charter is available at the Company’s website address: www.prgx.com. See “Report of the Compensation Committee and Independent Directors on Executive Compensation.”

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee (“NCG Committee”) consists of four independent directors: Messrs. Budge, Cole, Lind and Robertson. The Board of Directors has determined that each of the NCG Committee members satisfies the independence criteria included in the current listing standards established by NASD. Mr. Robertson serves as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met three times in 2004.

The Nominating and Corporate Governance Committee has the responsibility to consider and recommend nominees for the Board of Directors and its committees, to oversee review and assessment of the performance of the Board and to monitor and recommend governance principles and guidelines for adoption by the Board.

Director Nomination Process

     Since February 2003, the NCG Committee has been delegated the responsibility for evaluating current Board members at the time they are considered for renomination. After considering the appropriate skills, expertise and experience needed on the Board, the independence, expertise, experience, skills and performance of the current membership of the Board, and the willingness of Board members whose terms are expiring to be renominated, the NCG Committee recommends to the Board whether those directors should be renominated.

     In preparation for the director nominations for the annual election by the shareholders, the NCG Committee considers whether the Board would benefit from adding a new member, and if so, the skills, expertise and experience to be sought with the new member. If the Board determines that a new member would be beneficial, the NCG Committee sets the qualifications for the position and conducts a search to identify qualified candidates. Such search may utilize the services of an executive search firm that would receive a fee for its services. The NCG Committee (or its chairman) screens the available information about the potential candidates. Based on the results of the initial screening, interviews with the viable candidates are scheduled with NCG Committee members, other members of the Board and senior members of management. Upon completion of these interviews and other due diligence, the NCG Committee may recommend to the Board the election or nomination of a candidate. All potential candidates, regardless of whether they are developed through the executive search firm or otherwise, are reviewed and evaluated under the same process.

     When an executive search firm is engaged, using the desired qualifications identified by the NCG Committee, the search firm performs research to identify and qualify potential candidates, contacts such qualified candidates to ascertain their interest in serving on the Company’s board, collects resumes and other data about the interested candidates and recommends candidates for further consideration by the NCG Committee.

     The NCG Committee has no set minimum criteria for selecting Board nominees, although its preference is that a substantial majority of all non-executive directors possess the qualifications of independence that satisfy the NASD listing standards; significant leadership experience at the corporate level in substantial and successful organizations; relevant, but non-competitive, business experience; the ability and commitment to devote the time required to fully participate in Board and committee activities; strong communication and analytical skills; and a personality that indicates an ability to work effectively with the other members of the Board and management. In any given search, the NCG Committee may also define particular characteristics for candidates to balance the overall skills and characteristics of the Board with the perceived needs of the Company. In 2003 the Company successfully identified a nominee with significant operational experience, Mr. Daniels, and a nominee with financial expertise, Mr. Woodward. The NCG Committee believes that it is necessary for at least one independent Board member to possess each of these skills. However, during any search the NCG Committee reserves the right to modify its stated search criteria for exceptional candidates.

     The NCG Committee will also consider director nominee candidates recommended by shareholders. Such recommendations will only be considered by the NGC Committee if they are submitted to the NCG Committee in accordance with the requirements of the Company’s Bylaws and must be accompanied by all the information that is required to be disclosed for solicitations of proxies for elections of nominees as directors pursuant to Regulation 14A under the Exchange Act, including the nominee candidate’s written consent to serve as director, if nominated and elected. To be considered by the NCG Committee, shareholder recommendations for director nominees to be elected at the 2006 annual meeting of shareholders, together with the requisite consent to serve and proxy disclosure information in written form, must be received by Clinton McKellar, Jr., Secretary, at the offices of the Company at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339, no earlier than December 5, 2005 and no later than January 4, 2006.

     No shareholder recommendations of director candidates were received by the Company in connection with directors to be elected at the 2005 Annual Meeting.

     The Board of Directors does not have a policy that requires director attendance at the annual shareholder meeting. However, directors are encouraged to attend if their business and travel schedules permit. Three directors attended the 2004 Annual Meeting.

     The NCG Committee is a standing committee of the Board and its charter is available at the Company’s website address: www.prgx.com.

Special Committee

     On February 8, 2005 the Board determined to create a new special committee for the purpose of analyzing the Company’s strategic alternatives and to consider, evaluate and approve any such potential alternatives (to the extent permitted by law) or otherwise make recommendations to the Board regarding same. The Board named the following independent directors to serve on the special committee: Messrs. Greimann (Chairman), Cole, Daniels, Lind and Woodward. In connection therewith, the Board determined that because of the substantial amount of time and effort which will be required in connection with such an undertaking, members who serve on the new special committee are entitled to a one-time supplemental retainer fee of $20,000 for the chair, and $15,000 for the other members, plus reimbursement for all out-of-pocket expenses reasonably incurred. Committee members will not be entitled to any additional attendance fees for attending meetings of the special committee.

Shareholder Communications to the Board of Directors

     In addition to recommendations for director nominees, the Board of Directors welcomes hearing from shareholders regarding the management, performance and prospects for the Company. To facilitate complete and accurate transmittal of shareholder communications to the directors, it is requested that all shareholder communication to the Board or any of its members be made in writing and addressed to the Company’s Secretary, Clinton McKellar, Jr., at PRG-Schultz International, Inc., 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339. It is also helpful if the communication specifies whether it is directed to one or more individual directors, all the members of a Board committee or all members of the Board and the address to which any reply should be addressed. On receipt, Mr. McKellar will forward the communication to the director(s) to whom it is addressed as specified by the shareholder. If the shareholder does not specify which directors should receive the communication, Mr. McKellar will distribute the communication to all directors. If a reply address is furnished, Mr. McKellar will confirm receipt of the communication and indicate the date the communication was sent to the directors.

     Upon the written request of any record or beneficial owner of the Company’s common stock whose proxy was solicited in connection with the 2005 Annual Meeting of Shareholders, the Company will furnish such owner, without charge, a copy of its Annual Report on Form 10-K, including financial statements and the financial statement schedules (but without exhibits), for its fiscal year ended December 31, 2004. Requests for a copy of such Annual Report on Form 10-K should be addressed to James E. Moylan, Jr., Executive Vice President – Finance, at 600 Galleria Parkway, Suite 100, Atlanta, Georgia 30339-5949.

Notwithstanding anything to the contrary which is or may be set forth in any of the Company’s filings under the Securities Act of 1933 or the Exchange Act that might incorporate Company filings, including this proxy statement, in whole or in part, the following Reports of the Audit Committee and the Compensation Committee and the Performance Graph shall not be incorporated by reference into any such filings.

REPORT OF THE AUDIT COMMITTEE

     The purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal controls and audit functions. The Audit Committee is comprised solely of independent directors as defined by NASD and applicable SEC rules. The Board has adopted a written Audit Committee Charter that sets out the organization, purpose, duties and responsibilities of the Audit Committee.

     The Audit Committee selected and retained KPMG LLP to serve as the Company’s independent auditors for 2004. Before the 2004 audit commenced, the Audit Committee determined that the payments made or expected to be made by the Company to KPMG LLP for nonaudit services in 2004 did not impair the auditor’s independence. Also, the Audit Committee discussed with KPMG LLP the overall scope and their plans for the audit.

     Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. KPMG LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on: (i) management’s assessment of the effectiveness of internal control over financial reporting, and (ii) the effectiveness of internal control over financial reporting.

     The Audit Committee has reviewed and discussed the consolidated financial statements with management and KPMG LLP, the Company’s independent auditors. The Audit Committee reviewed KPMG LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of the consolidated financial statements.

     The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committee” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.” In addition, KPMG LLP has provided the Audit Committee with the written disclosures and letter required by the Independence Standards Board Standard No.1, as amended, “Independence Discussions with Audit Committees”, and the Audit Committee has discussed with KPMG LLP their firm’s independence.

     Based on their review of the consolidated financial statements and discussions with and representations from management and KPMG LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2004, for filing with the Securities and Exchange Commission.

     During the course of fiscal 2004 and the first quarter of 2005, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the committee received periodic updates provided by management and KPMG LLP at each regularly scheduled committee meeting. The committee also held a number of special meetings to discuss issues as they arose.

     Management has informed the Audit Committee that, although it has not completed its assessment, in the course of its evaluation of the Company’s internal control over financial reporting as of December 31, 2004, it has identified two material weaknesses in the Company’s internal control over financial reporting,

     Management has not finalized its assessment of the Company’s internal control over financial reporting. Management has elected to avail itself of the exemptive order granted by the SEC permitting companies to file Section 404 compliance and audit reports and certifications within 45 days of March 16, 2005. Such reports will be filed with the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2004 to be filed on or before May 2, 2005.

     The Audit Committee has selected KPMG LLP to serve as its independent auditor for 2005, subject to ratification by the Company’s shareholders at the 2005 Annual Meeting of Shareholders.

Audit Committee

Jimmy M. Woodward, Chairman
Arthur N. Budge, Jr.
Gerald E. Daniels
Garth H. Greimann

Audit Committee Pre-Approval Policies and Procedures

     While the Audit Committee currently has no pre-approval policies for approval of non-audit related services provided by the Company’s principal accountant, each engagement and its associated projected fees is approved by the Audit Committee in advance of such engagement.

Principal Accountants’ Fees and Services

     The Company incurred the following fees for services performed by KPMG LLP for 2004 and 2003:

	2004	2003
Audit Fees (1)	$3,345,525	$886,029
Aggregate fees for professional services for the audit of the Company’s annual financial statements and reviews of financial statements included in the Company’s Forms 10Q
Audit-Related Fees (2)	10,000	135,635
Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported above
Tax Fees (3)	589,380	599,978
Aggregate fees billed for professional services for tax compliance, tax consulting and tax planning
All Other Fees (4)	13,750	17,000
Aggregate fees billed for products and services provided other than the services reported above

(1)	For 2004 includes services related to the implementation of the Sarbanes-Oxley Act of 2002. For 2004 and 2003, also includes services related to various statutory audits required in certain international jurisdictions.

(2)	For 2004 includes an employee benefit plan audit ($10,000). For 2003, services related to employee benefit plan audit and services in connection with the implementation of the Sarbanes-Oxley Act of 2002 ($120,000).

(3)	For 2004, services related to restructuring the Company’s European business to effect the movement of cash and certain expatriate tax matters. For 2003, services related to restructuring of the Company’s European business and certain expatriate tax matters.

(4)	For 2003, services related to the amendment of Form S-3 and support of certain litigation matters.

REPORT OF THE COMPENSATION COMMITTEE AND THE INDEPENDENT DIRECTORS ON
EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and the independent directors of the Company have furnished the following report on executive compensation. The report documents the components of the Company’s executive officer compensation programs and describes the compensation philosophy on which fiscal 2004 compensation determinations were made by the Compensation Committee with respect to the executive officers of the Company, including the Chief Executive Officer and the other executive officers that are named in the compensation tables (the “Named Executive Officers”). The Compensation Committee is composed entirely of independent and outside directors whom the Board has designated in conformity with current NASD rules. All decisions of the Compensation Committee with respect to the Company’s executive officers are presented to the independent members of the Board of Directors for their approval. The independent members of the Board did not reject or modify any decisions of the Compensation Committee for 2004.

     This report will not be deemed to be incorporated by reference by any general statement incorporating this proxy statement into any of our filings under the Securities Act of 1933 or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not be deemed “soliciting material” or be deemed “filed” under such Acts.

Compensation Philosophy

     The Compensation Committee, with the assistance of executive compensation consultants, periodically reviews and refines the Company’s executive compensation programs. It is the philosophy of the Company to link executive compensation to corporate performance and to create incentives for management to enhance shareholder value. The following objectives have been adopted by the Compensation Committee as guidelines for compensation decisions:

•	Provide a competitive total executive compensation package that enables the Company to attract, motivate and retain key executives and reward them for meeting and exceeding individual goals and standards;

•	Provide variable compensation opportunities that are directly linked with the performance of the Company and support shareholder interests; and

•	Integrate all pay programs with the Company’s annual and long-term business objectives and strategy, and focus executives on the fulfillment of these objectives.

Executive Compensation Program

     The 2004 executive compensation program consisted of base salary, annual incentives and long-term remuneration in the form of deferred compensation arrangements, nonqualified stock options and restricted stock. In 2004 in connection with the evaluation of strategic alternatives, the Company initiated a change of control compensation program designed to promote the maximization of shareholder gains in the pursuit of strategic alternatives by the retention of key executives during the Company’s exploration of such alternatives.

Cash Compensation

     Cash compensation includes base salary and the Company’s annual incentive bonuses. The base salary and potential bonus of each of the Company’s executive officers is determined by an evaluation of the responsibilities of that position and by comparison to the average level of cash compensation paid by a group of companies with which the Company competes in hiring executives. The group of companies on which the comparison was based was selected by the compensation consultants, following consultation with management. Annually, the performance of each executive officer including each Named Executive Officer, is reviewed by the Compensation Committee using information and evaluations provided by the Chairman and Chief Executive Officer and taking into account the Company’s operating and financial results for that year, a subjective assessment of the contribution of each executive officer to such results, the achievement of strategic and other individual goals established for each such executive officer at the beginning of each year, and the competitive salary levels for comparable positions at the group of companies described above. As discussed further below, the Compensation Committee assesses the performance of the Chairman and Chief Executive Officer based on the criteria set prior to or at the beginning of the year and overall Company performance, as well as reviewing competitive salary levels for comparable positions.

     The Company’s Management Incentive Plan (“MIP”) is designed to recognize and reward those employees that make significant contributions towards achieving the Company’s annual business plan. The Compensation Committee believes the MIP should be the principal short-term incentive program for providing cash bonus opportunities for the Company’s executives contingent upon operating results and the achievement of strategic and other individual performance objectives as determined by the Compensation Committee or the Chief Executive Officer, as the case may be. The fiscal 2004 MIP included several performance criteria: pro forma earnings per share, revenues, operating income, functional expense control, cash collections and specific business and personal performance objectives. However, the Compensation Committee retains discretion under the MIP to increase or decrease bonus awards following actual review of each executive’s personal performance and the Company’s performance without regard to whether such objectives were met. As a result of the Company’s financial performance against the criteria based on Company performance under the 2004 MIP, no annual incentive compensation was paid to the executive officers for 2004. However, special discretionary bonuses were awarded to certain of the executive officers for achievement of individual objectives and for their individual performance in 2004. See “Summary Compensation Table” and “Employment Agreements” for a discussion of specific awards. The Compensation Committee continues to review and modify the performance goals for the MIP performance objectives from year to year as necessary to ensure reasonableness, achievability, and consistency with overall Company objectives and shareholder expectations. The Compensation Committee occasionally adjusts MIP performance goals after such goals are initially set by the Committee as circumstances warrant.

     In 2004, the Company’s shareholders approved an Executive Incentive Plan that provides for the payment of bonuses upon attainment of pre-set objective performance goals. This plan is designed to satisfy the requirements of Section 162(m) of the Internal

Revenue Code of 1986, as amended (the “Code”) for the deductibility of income paid to executives and is generally only utilized for individuals whose total salary and bonus might be reasonably expected to exceed that threshold. No executives participated in this plan for 2004.

Deferred Compensation

     The Company historically has provided, and continues to provide, nonqualified deferred compensation arrangements for certain executive officers. The purpose of these arrangements is to assist in the retention of these executives by allowing a portion of their total compensation to be deferred along with a full or partial matching obligation by the Company. The matching contribution vests over a series of years of continuing employment with the Company. The Chairman and Chief Executive Officer, John M. Cook, does not have a deferred compensation element in his employment agreement. Since deferred compensation is accrued and paid in accordance with provisions of the related employment agreements, no additional determinations with respect to this compensation component are usually made by the Compensation Committee. However, in 2004, as a result of changes in applicable tax laws, the Compensation Committee allowed John M. Toma to terminate his deferred compensation arrangement and receive a withdrawal of $691,251 representing all amounts credited to Mr. Toma under his plan. For 2005, in lieu of the annual $65,000 Company credit to Mr. Toma’s deferred compensation plan, the Committee decided that the Company will directly pay to Mr. Toma an equivalent amount in cash in addition to his base salary.

Long-Term Incentive Compensation

     The Compensation Committee believes that it is essential to align the interests of PRG-Schultz’s executives and other key management personnel responsible for the growth of the Company with the interests of the Company’s shareholders. The Compensation Committee believes that these objectives are accomplished through the provisions of stock-based incentives that align themselves to enhancing the Company’s value, as set forth in the Company’s Stock Incentive Plan. Because the Company does not maintain any qualified defined benefit retirement program and top management only has limited participation opportunity in the qualified 401(k) program, the Stock Incentive Plan also serves as the opportunity to generate additional wealth to be used for later retirement needs. Under the terms of the Company’s standard agreements, all option grants and restricted stock awards immediately vest upon a change of control of the Company.

     In 2004, all decisions with respect to stock-based compensation awarded to executive officers were made by the Compensation Committee. An aggregate of 725,000 nonqualified stock options, or approximately 47% percent of the total stock options granted by the Company in 2004, were granted to the executive officers in 2004. These grants to the executive officers included a grant of 500,000 options to James E. Moylan, Jr. at the time of his employment as Executive Vice President – Finance and Chief Financial Officer. The additional grants to executive officers were made to motivate future performance.

Income Deduction Limitations

     Section 162(m) of the Code generally sets a limit of $1 million on the amount of compensation (other than certain “performance based” compensation that complies with the requirements of Section 162(m)) that the Company may deduct for federal income tax purposes in any given year with respect to the compensation of each of the Name Executive Officers. The Compensation Committee has determined, after reviewing the effect of Section 162(m), that its general policy will be to structure the performance-based compensation arrangements for the Named Executive Officers to satisfy Section 162(m)’s conditions for deductibility, to the extent feasible and taking into account all relevant considerations. However, the Compensation Committee also believes that the Company needs flexibility to its incentive and retention objectives, even if the Company may not deduct all the compensation paid to the Named Executive Officers. Upon vesting, the value of the restricted stock awards described under “Change of Control Agreements” below will not be excluded from the calculation of the $1 million limit under Section 162 (m). In addition, it is possible that Mr. Cook’s total compensation for 2005 will not be fully deductible, depending upon the amount of any bonus awarded him.

Change of Control Agreements

     In October 2004, the Compensation Committee approved entering into change of control agreements with certain executive officers, including the Named Executive Officers other than Mr. Cook. The agreements generally provide for the grant of restricted stock which vests over time (but accelerates upon certain events, including a change of control), severance payments upon certain termination events and success fees if a strategic transaction, such as a merger or sale of the Company, is consummated within a specified period. Details of the agreements entered into with the Named Executive Officers are set forth under “Employment Agreements” below. The Committee’s purpose in approving these agreements was to provide the executives with incentives to continue their employment with the Company while the Board evaluates strategic alternatives and, in the case of the success fee, to provide them with incentives to facilitate a transaction should one be recommended by the Board.

Compensation of Chief Executive Officer

     In October 2004, as a part of its design of a change of control compensation program, after a review of Mr. Cook’s entire compensation package and after evaluation of the importance of Mr. Cook remaining with the Company through the exploration of strategic alternatives, the Committee authorized an amendment to Mr. Cook’s employment agreement which was finalized in February 2005. Mr. Cook’s agreement, as amended, is described in detail under the heading “Employment Agreements”. The Committee’s purpose in approving this amendment was to provide Mr. Cook with incentives to continue his employment with the Company while the Board evaluates strategic alternatives. In particular, the Board eliminated a cut-back provision which would have reduced his termination payments in the event that such payments triggered an excise tax under federal “golden parachute” tax laws, and provided a gross-up under which the Company agreed to pay any such taxes on Mr. Cook’s behalf, as well as any income or other taxes incurred by Mr. Cook due to the Company’s payment of any such excise taxes. The Committee made this decision because, had the cut-back provision under Mr. Cook’s prior agreement not been eliminated, Mr. Cook’s termination payments after tax, would have been greater if he left the Company prior to change of control, than if he remained with the Company and left following a change of control. The Company determined that there was no need to otherwise alter Mr. Cook’s termination payment benefits or otherwise adjust his incentives.

     Mr. Cook’s amended employment agreement with the Company expires in the year 2007, but provides for automatic renewals upon expiration of each year of employment, such that it always has a three-year term, subject to prior notice of nonrenewal by the Board of Directors. The Compensation Committee determined that Mr. Cook’s annual base salary of $600,000 would remain at its 2003 level. In making such determination, the Compensation Committee considered the cash compensation survey prepared by the compensation consultants, along with the other elements of Mr. Cook’s compensation package and Mr. Cook’s request that his salary remain at $600,000. Pursuant to Mr. Cook’s employment agreement, the Committee may increase but cannot decrease Mr. Cook’s salary.

     An annual incentive compensation arrangement pursuant to the MIP was established for Mr. Cook pursuant to which he was eligible to earn an annual cash incentive of up to 200 percent of his annual base salary if the Company achieved certain pro forma earnings per share goals for 2004, demonstrated achievement toward specified annual cost savings, generated a specified increase in international business year over year and developed a management succession plan. If the performance goals were met, the bonus would be awarded in the discretion of the Committee, and the Committee reserved the right to alter the performance goals in its discretion. Although the Company’s pro forma earnings per share did not meet the MIP goals and the Committee did not formally determine whether or not Mr. Cook satisfied the cost savings and international business growth components of his incentive compensation arrangement, based on the Committee’s subjective evaluation of the Company’s significant improvement in reducing operating costs, the progress that had been made with respect to strategic alternatives, and the Company’s overall operating improvement, together with the fact that Mr. Cook had presented a management succession plan to the Board, considering Mr. Cook’s request that he receive a $220,000 bonus, the Committee, in its discretion, awarded Mr. Cook a bonus of $220,000 for 2004. After reviewing 2004 to date and anticipated full year performance, Mr. Cook’s overall compensation package and his current holdings of Company shares and stock options, the Committee accepted Mr. Cook’s recommendation that no option or other equity compensation award be made to him in 2004.

Independent Directors
Arthur N. Budge, Jr.	N. Colin Lind*
David A. Cole	Thomas S. Robertson*
Gerald E. Daniels*	Jimmy M. Woodward
Garth H. Greimann* (ex-officio)

*Member of the Compensation Committee

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid or accrued by the Company to the Chief Executive Officer, the other four most highly paid executive officers of the Company in 2004 who were executive officers at December 31, 2004 (the “Named Executive Officers”). The information presented is for the years ended December 31, 2004, 2003 and 2002.

Summary Compensation Table (1)

		Annual Compensation (1)			Long-Term Compensation
						Awards
					Restricted	Securities
		Salary	Bonus	Other Annual	Stock	Underlying	All Other
Name and Principal Position	Year	($)(2)	($)(4)	Compensation($)(5)	Awards($)(6)	Options(#)(7)	Compensation($)(8)
John M. Cook	2004	$600,000	$220,000	$75,492	—	—	$12,360
Chairman, President and	2003	565,385	375,000	96,258	—	200,000	8,564
Chief Executive Officer	2002	500,000	275,000	—	—	200,000	8,594
John M. Toma	2004	400,000	40,000	109	—	25,000	759,459
Vice Chairman	2003	400,000	25,000	—	—	—	66,750
	2002	400,000	130,000	—	—	100,000	66,750
Richard J. Bacon (3)	2004	352,533	40,000	152,346	—	75,000	—
Executive Vice President -	2003	111,122	20,000	—	—	50,000	—
International Business
James E. Moylan, Jr (9)	2004	300,000	60,000	44	—	500,000	—
Executive Vice President - Finance
Chief Financial Officer and
Treasurer
James L. Benjamin	2004	300,000	40,000	78	—	50,000	1,750
Executive Vice President –	2003	289,423	25,000	—	—	50,000	1,750
US Operations

(1)	The compensation described in this table does not include medical, group life insurance or other benefits received by the Named Executive Officers which are available generally to all salaried employees of the Company, and certain perquisites and other personal benefits, securities or property received by certain of the Named Executive Officers, the aggregate of which as to any such officer does not exceed the lesser of $50,000 or 10 percent of the sum of any such officer’s salary and bonus disclosed in this table.

(2)	Includes contributions made by the Named Executive Officers to the Company’s 401(k) Plan during the years presented.

(3)	Pursuant to an agreement that expired December 31, 2004, Mr. Bacon’s salary was supplemented by $27,533 for 2004 and $4,872 for 2003 to compensate for changes in the value of the U.S. dollar against the British pound. The supplements are included in the amounts shown.

(4)	For 2004, the bonus awards for the following Named Executive Officers include special discretionary bonuses in the following amounts: Mr. Cook — $220,000; Mr. Toma — $40,000; Mr. Bacon — $40,000; Mr. Moylan — $60,000; Mr. Benjamin — $40,000. For 2003, the bonus awards for the following Named Executive Officers include special discretionary bonuses in the following amounts: Mr. Cook — $375,000; Mr. Toma — $25,000; Mr. Benjamin — $25,000. For 2002, the bonus awards for the following Named Executive Officers include special discretionary bonuses in the following amounts: Mr. Cook — $75,000; Mr. Toma — $50,000.

(5)	For Mr. Cook in 2004, includes $30,000 annual car allowance, $30,507 for the incremental cost of use of Company chartered aircraft for personal use and $544 for reimbursement of payroll taxes incurred with respect to certain taxable benefits paid for by the Company. For Mr. Cook in 2003, includes $64,350 as reimbursement for non-business use of Company-provided aircraft. The Company also reimbursed as a business expense Mr. Cook’s use of private and commercial aircraft that was primarily business related and as to which the Company has no incremental cost with respect to any non-business use. For Mr. Bacon in 2004, includes $115,551 for relocation expenses (including reimbursement of real estate brokerage commission on the sale of his former residence) and $18,823 for reimbursement of taxes incurred for certain taxable benefits provided by the Company. For Messrs. Toma, Moylan and Benjamin the amount represents reimbursement of payroll taxes incurred with respect to certain taxable benefits provided by the Company in 2004.

(6)	No shares of restricted stock were held by any of the Named Executive Officers on December 31, 2004.

(7)	The exercise price of all option grants in 2004 is equal to the fair market value of the common stock on the date of grant and each grant has a five-year term. The option grants in 2004 to Messrs. Bacon, Benjamin and Moylan will vest 25 percent on each of the first four anniversaries of the date of grant. The option grant to Mr. Toma in 2004 vested 100 percent on the date of the grant.

(8)	Consists of:

(a)	Premiums for supplemental disability insurance paid by the Company on behalf of Mr. Cook — $10,610.06 in 2004, $6,814 in 2003 and $6,844 in 2002; and payment of supplemental term life insurance premium in the amount of $1,548 on behalf of Mr. Toma in 2004.

(b)	Annual contributions by the Company to the deferred compensation programs for the Named Executive Officers:

Deferred Compensation

	2004	2003	2002
John M. Cook	$—	$—	$—
John M. Toma	65,000	65,000	65,000
Richard J. Bacon	—	—	—
James E. Moylan, Jr.	—	—	—
James L. Benjamin	—	—	—

(c)	Annual matching contributions to the Company’s 401(k) Plan made by the Company on behalf of the named Executive Officers:

401(k) Plan Matching Contributions

	2004	2003	2002
John M. Cook	$1,750	$1,750	$1,750
John M. Toma	1,750	1,750	1,750
Richard J. Bacon	—	—	—
James E. Moylan, Jr.	—	—	—
James L. Benjamin	1,750	1,750	—

(d)	Withdrawal of $691,251 from Mr. Toma’s deferred compensation plan.

(9)	Mr. Moylan joined the Company on March 9, 2004.

Option Grants Table

     The following table sets forth certain information regarding options granted to the Named Executive Officers during the year ended December 31, 2004. No stock appreciation rights (“SARs”) were granted during 2004.

Stock Option Grants in Last Fiscal Year

					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total			Annual Rates of Stock
	Underlying	Options	Exercise		Price Appreciation for
	Options	Granted to	or Base		Option Term
	Granted	Employees	Price	Expiration
Name	(#)(1)	in 2004	($/Sh)	Date	5%($)	10%($)
John M. Cook	—	—	—	—	—	—
John M. Toma (2)	25,000	1.6%	$4.16	2/24/2009	28,733	63,493
Richard J. Bacon	75,000	4.9%	4.16	3/10/2009	86,200	190,479
James E. Moylan, Jr.	500,000	32.4%	4.65	2/24/2009	642,355	1,419,436
James L. Benjamin	50,000	3.2%	4.16	2/24/2009	57,467	126,986

(1)	All options are nonqualified options granted under the Stock Incentive Plan. Unless otherwise footnoted, all options have five-year terms with 25 percent of the options vesting and becoming exercisable on each of the first four anniversaries of the date of grant; provided, however, that all options granted under the Stock Incentive Plan will vest automatically upon the occurrence of certain events of change of control.

(2)	Options were fully vested and exercisable on date of grant.

Option Exercises in 2004 and Year-End Option Values

     None of the Named Executive Officers held or exercised SARs during 2004. The following table sets forth certain information regarding options exercised during the year ended December 31, 2004, and unexercised options held at year-end by each of the Named Executive Officers.

Aggregated Option Exercises in 2004 and Option Values at December 31, 2004

	Shares		Number of Securities		Value of Unexercised
	Acquired		Underlying Unexercised		In-the-Money Options at
	on	Value	Options at Fiscal Year-End (#)		Fiscal Year-End ($)(1)
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John M. Cook	—	$ —	965,290	100,000	$—	$—
John M. Toma	—	—	462,500	—	21,750	—
Richard J. Bacon	—	—	12,500	112,500	—	65,250
James E. Moylan, Jr.	—	—	—	500,000	—	190,000
James L. Benjamin	—	—	50,000	100,000	—	43,500

(1)	Calculated based on a fair market value of $5.03 per share of common stock at December 31, 2004, less the applicable exercise prices.

Securities Authorized for Issuance Under Equity Compensation Plans

     The following table presents certain information with respect to compensation plans under which equity securities of the registrant are authorized for issuance as of December 31, 2004.

Equity Compensation Plan Information
As of December 31, 2004

			Weighted-average	Number of securities remaining
	Number of securities to be		exercise price of	available for future issuance under
	issued upon exercise of		outstanding	equity compensation plans
	outstanding options,		options, warrants	(excluding securities reflected in
Plan category	warrants and rights		and rights	column (a)) (2)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,950,691		$9.21	2,583,625
Equity compensation plans not approved by security holders	—		—	—

Total	7,950,691	(1)	$9.21	2,583,625

(1)	Excludes 350,413 shares to be issued upon exercise of outstanding options granted under the The Profit Recovery Group International, Inc. HSA Acquisition Stock Option Plan (“HSA Plan”) pursuant to the Schultz Acquisition. The outstanding options have a weighted average exercise price of $6.09 per share. No shares remain available for grant under the HSA Plan.

(2)	Includes 300,000 shares available for restricted stock awards as December 31, 2004. As a result of the issuance in February 2005 of 240,000 shares of restricted stock, 60,000 shares remain available for restricted stock awards.

(3)	Does not reflect the issuance subsequent to December 31, 2004, of 240,000 shares of restricted stock and options to purchase 565,500 shares of common stock at a weighted average per share exercise price of $4.95.

Employment Agreements

     The Company has entered into employment agreements with all of its Named Executives with the terms and conditions described below.

     Mr. Cook’s Agreement

     Term. Mr. Cook’s agreement is currently set to expire December 31, 2007, subject to automatic renewal. Unless one of the parties delivers a notice of non-renewal on or before September 30 of a given year, the agreement automatically renews at the end of that year so that there is a full three-year term at the start of the new year.

     Salary and Bonus. Mr. Cook’s employment agreement currently provides for an annual base salary of $600,000. This amount is subject to increase (but not decrease) by the Compensation Committee, with the consent of the independent directors. The agreement also entitles Mr. Cook to an annual bonus opportunity, not to exceed 200 percent of his annual base salary. Potential bonus amounts for a particular year are determined annually by the Compensation Committee, and are payable upon attainment of specific performance goals set by the Compensation Committee. Mr. Cook’s 2005 bonus opportunity is described below under “Annual Incentive Compensation.”

     Equity Award. All equity awards, including options and stock awards, are made solely at the discretion of the Compensation Committee, subject to the approval of the independent members of the Board. Under his employment contract, any unvested portion of Mr. Cook’s options granted prior to May 2002 vests if the Company terminates his employment for any reason other than Cause (defined below under “Termination Benefits”) or Mr. Cook voluntarily resigns. Unvested portions will be forfeited if employment is terminated for Cause, or due to death or disability. Subsequent options are subject to the terms of the Company’s standard option agreement, as described under “Mr. Toma’s Agreement – Equity Awards” below. All equity awards including options are also subject to the terms of the agreements and stock incentive plans under which they were granted.

     Termination Benefits. If Mr. Cook’s employment were terminated for Cause, he would receive only his base salary, prorated through the date of termination. “Cause” includes fraud and certain other dishonest and/or criminal acts, as well as violation of his restrictive covenants with the Company. If the Company terminates Mr. Cook’s employment without cause or elects not to renew his employment agreement, or if Mr. Cook voluntarily resigns for any reason (including in connection with a change of control), Mr.

Cook is entitled to receive (in addition to salary plus bonus, prorated through the date of termination) termination payments equal, in the aggregate, to 36 months’ base salary (at the then-current rate) plus bonus (calculated as if “Target” performance had been achieved during the year of termination). (See “Annual Incentive Compensation” below for a discussion of Mr. Cook’s bonus opportunities.) Such termination payments will be made over a three-year period and are payable in monthly installments.

     If Mr. Cook’s employment is terminated by death or disability, he or his estate will be entitled to receive salary and bonus, prorated through the date of termination. If his employment is terminated due to disability, he will also continue to receive base salary until payments under the Company’s standard policy commence (for a period of up to 90 days). In addition, if Mr. Cook’s employment terminates for any reason other than cause, his automobile allowance continues through the remaining term of his contract at the time of his termination.

     Mr. Cook is entitled to a gross-up payment equaling the amount of any excise tax incurred resulting from the fact that payments or benefits made available to Mr. Cook following a change of control exceed the threshold provided under applicable tax laws regarding “golden parachute” payments, plus the income tax and any additional tax incurred as a result of the gross-up payment. Based on information currently available, the Company does not believe it is probable that such a gross-up payment would be required.

     Other. In addition to the Company’s standard group coverage, Mr. Cook is entitled to receive certain supplemental insurance coverage including (i) basic term life insurance, in an amount which when added to the standard group coverage, equals a maximum of $1 million; (ii) disability insurance, in an amount which when added to the standard group coverage, provides a monthly benefit of 60% of: (a) current base salary; plus (b) any bonus for the preceding year; and (iii) upon termination for any reason other than Cause, Company-paid health insurance coverage for Mr. Cook and his wife (with annual premiums not to exceed $25,000 per year, plus cost-of-living adjustments), until age 80. Mr. Cook is also entitled to (i) a car allowance of $30,000 per year, (ii) payment of certain tax planning and return preparation costs, (iii) payment of certain financial planning services, (iv) travel expenses, including, use of a privately chartered airplane for trips within the United States, at Company expense, in connection with certain charitable and educational activities, and (v) payment of dues in connection with the maintenance of certain social organization memberships.

     Restrictive Covenants. Mr. Cook has agreed to certain restrictive covenants related to confidentiality and non-use of Company trade secrets and intellectual property, non-solicitation of customers and employees, and non-competition with the Company. The confidentiality provisions expire five years following termination of employment, and the non-solicitation provisions expire two years following termination. The non-compete provisions expire two years following termination and are restricted in scope to Fulton County, Georgia. A certain portion of Mr. Cook’s termination payments would be subject to forfeiture in the event that any of the restrictive covenants were breached.

     Mr. Toma’s Agreement

     Term. Mr. Toma’s employment agreement automatically renews for a one-year term at the end of each year, unless one of the parties delivers notice of non-renewal on or before September 30 of that year. Currently, Mr. Toma’s agreement expires December 31, 2005, subject to automatic renewal.

     Salary and Bonus. Mr. Toma receives an annual base salary of $400,000, plus $65,000 in direct payments which are made in lieu of the $65,000 contribution the Company was obligated to make into Mr. Toma’s deferred compensation account under Mr. Toma’s Employment Agreement. Mr. Toma is also entitled to an annual bonus opportunity of up to 100 percent of his annual base salary based upon performance criteria established by the Compensation Committee. For this purpose, Mr. Toma’s base salary does not include the $65,000 direct payment noted above. Mr. Toma’s 2005 bonus opportunity is described further below under “Annual Incentive Compensation.”

     Equity Awards. Any grant of options or other equity awards to Mr. Toma is at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. Under the terms of the Company’s standard form of option agreement unvested options are forfeited immediately upon termination of employment for any reason. Where employment terminates due to death or disability, vested options must be exercised within 90 days after termination of employment. Where employment terminates due to retirement, vested options may be exercised at any time within the earlier of 3 years or the remaining the term of the option. Where employment terminates for any reason other than death, disability, retirement or Cause, vested options must be exercised within 75 days after termination of employment. Where employment is terminated for Cause, vested as well as unvested options are forfeited immediately upon termination. All options and restricted stock awards immediately vest upon a change of control of the Company.

     Under the terms of Mr. Toma’s restricted stock award granted in connection with his Change of Control and Restrictive Covenant Agreement entered into February 14, 2005, any unvested portion of the award will be forfeited upon termination of employment for any reason, including voluntary resignation or retirement, except that vesting will be accelerated upon a change of control, death, disability, or involuntary termination without Cause.

     Termination Benefits. If Mr. Toma were terminated for Cause, he would receive only his base salary, prorated through the date of termination. “Cause” under Mr. Toma’s agreement generally includes, among other events, certain fraudulent, dishonest, and criminal acts, as well as breaching the restrictive covenants. If Mr. Toma terminates his employment for Good Reason (which includes the event that Mr. Cook ceases to be CEO of the Company for any reason), his employment is terminated without Cause, or the Company delivers notice of non-renewal of his employment contract, Mr. Toma is entitled to receive (in addition to salary plus bonus, prorated through the date of termination) a termination payment equal to two times the sum of the following: (i) his base salary (at the then-current rate); (ii) his annual bonus for the year of termination (calculated as if “Target” performance had been achieved during the year of termination); (iii) his car allowance; and (iv) the $65,000 direct payment to which he is entitled in lieu of the deferred compensation contribution to which his contract entitles him. (See “Annual Incentive Compensation” below for further discussion of Mr. Toma’s bonus opportunities.) “Good Reason” also includes demotion or the assignment of duties inconsistent with Mr. Toma’s current position and responsibilities. It also includes any reduction in salary or bonus (except where certain other key officers suffer comparable reductions) and relocation to a place of business outside metropolitan Atlanta, Georgia. Such termination payments will be made over a two-year period and are payable in monthly installments.

     If Mr. Toma’s employment is terminated by death or disability, he or his estate will be entitled to receive salary and bonus, prorated through the date of termination. If his employment is terminated due to disability, he will also continue to receive base salary, in accordance with normal payroll procedures, until payments under the Company’s standard policy commence (for a period of up to 90 days).

     Other. In addition to the Company’s standard group coverage, Mr. Toma is entitled to receive certain supplemental insurance coverage including (i) term life insurance, in an amount which when added to the standard group coverage, equals a maximum of $1.5 million; (ii) disability insurance, in an amount which when added to the standard group coverage, provides a monthly benefit of 60% of: (a) current base salary; plus (b) any bonus for the preceding year; and (iii) upon termination for any reason other than Cause, Company-paid health insurance coverage for Mr. Toma and his wife (with annual premiums not to exceed $20,000 per year, plus cost-of-living adjustments), until age 80. Mr. Toma is also entitled to (i) a car allowance of $20,000 per year, (ii) payment of certain tax planning and return preparation costs, (iii) payment of certain financial planning services, and (iv) payment of dues in connection with the maintenance of certain social organization memberships.

     Transaction Success Fees. Mr. Toma has been awarded an opportunity to earn a Transaction Success Fee, described further under “Transaction Success Fees” below.

     Cut-back. Mr. Toma’s Transaction Success Fee and the acceleration of the vesting of his February 2005 restricted stock award are subject to reduction to the extent necessary to avoid the imposition of an excise tax under federal “golden parachute” tax laws.

     Restrictive Covenants. Mr. Toma has agreed to restrictive covenants substantially identical to those of Mr. Cook.

     Agreements with Messrs. Bacon, Benjamin and Moylan

     Term. Messrs. Bacon’s, Benjamin’s, and Moylan’s agreements are terminable upon 30 days notice with or without “Cause,” except that any of them may terminate without notice for “Good Reason,” and the Company may terminate without notice for Disability under some circumstances. “Cause” is defined as described above under “Mr. Toma’s Agreement”, and “Good Reason” is defined substantially the same as in Mr. Toma’s Agreement, except the definition does not include Mr. Cook ceasing to be the CEO and for Mr. Moylan only, the definition includes the Company ceasing being a public reporting company under the Securities Exchange Act of 1934, as amended.

     Salary and Bonus. Messrs. Bacon, Benjamin and Moylan serve in the offices and are entitled to the base salaries and bonuses set forth below:

			Maximum Bonus
Name	Title	Salary	Opportunity
Richard J. Bacon	Executive Vice President - International Operations	$325,000	80% of base salary
James L. Benjamin	Executive Vice President, - U.S. Operations	$300,000	80% of base salary
James E. Moylan, Jr.	Executive Vice President - Finance, Chief Financial Officer	$375,000	80% of base salary

     The annual bonus opportunities of Messrs. Bacon, Benjamin and Moylan are described further below under “Annual Incentive Compensation.”

     Equity Compensation. Any grant of options or other forms of equity compensation to any of Messrs. Bacon, Benjamin and Moylan is at the discretion of the Compensation Committee, subject to approval of the independent members of the Board. The standard terms of the Company’s form of nonqualified option agreement are described above under “Mr. Toma’s Agreement.” Messrs. Bacon and Benjamin received restricted stock awards on February 14, 2005, which are subject to the same acceleration of vesting provisions as that of Mr. Toma, described above.

     Termination Benefits. Each of Messrs. Bacon, Benjamin and Moylan is entitled to certain termination payments. If the executive terminates his employment for Good Reason, or his employment is terminated without Cause, prior to a change of control or following the 1-year anniversary of a change of control occurring on or before a particular date specified in the officer’s employment agreement (a “Change of Control”), he is entitled to receive a termination payment equal to one year’s base salary, payable bi-weekly over a twelve-month period (in addition to salary plus earned bonus prorated through the date of termination).

     During the one-year period following a Change of Control, each of the officers is entitled to additional termination payments as follows:

     · If the officer is not offered a job equivalent to his current position following a Change of Control, or if he terminates employment for Good Reason (or is terminated without Cause) during the first 6 months following the Change of Control, he will be entitled to a termination payment equal to two times his annual base salary, payable in equal bi-weekly installments over a 2-year period, beginning 6 months following the Change of Control.

     · If he terminates his employment for Good Reason (or is terminated without Cause) after the 6-month anniversary (but on or before the 1-year anniversary) of the Change of Control, he will be entitled to a payment equal to one and one-half times his annual base salary, payable in equal bi-weekly installments over an 18-month period, beginning 6 months following termination of employment.

     Payment of bi-weekly installments will begin immediately upon a Change of Control or termination of employment (as applicable), without the 6-month delay otherwise provided, if the American Jobs Creation Act of 2004 is interpreted to permit elimination of the delay. Mr. Bacon is also entitled to payment for the costs of repatriation of his spouse and him, and the transport of their household effects, to the United Kingdom in the event that his employment is terminated without Cause or for Good Reason.

     If an officer’s employment is terminated by death, disability or retirement, he (or his legal representative) will be entitled to salary and bonus for the year of termination, prorated through the date of termination.

     Other. Messrs. Bacon, Benjamin and Moylan each receive an annual car allowance of $15,000, $15,000 and $20,000, respectively.

     Transaction Success Fees. All of Messrs. Bacon, Benjamin and Moylan have been awarded an opportunity to earn a Transaction Success Fee, described further under “Transaction Success Fees” below.

     Cut-back. The Transaction Success Fees and the acceleration of the vesting of the February 2005 restricted stock awards are subject to reduction to the extent necessary to avoid the imposition of an excise tax under federal “golden parachute” tax laws.

     Restrictive Covenants. Messrs. Bacon, Benjamin and Moylan have agreed to restrictive covenants substantially identical to those of Mr. Cook, except that Mr. Bacon’s anti-solicitation provisions apply globally and Mr. Moylan’s provisions prohibit employment with specified competitors.

     Annual Incentive Compensation

     Management Incentive Plan

     All of the Named Executive Officers are eligible to participate in the Company’s Management Incentive Plan, which provides annual incentives for executive management by giving them an opportunity to earn bonuses based upon performance criteria selected by the Compensation Committee, which may include Company EBIT (earnings before interest and taxes), Company revenues, Company operating income, and specific business performance objectives. The Compensation Committee reserves discretion to adjust bonuses upwards or downwards under the Management Incentive Plan and may award discretionary bonuses outside of the Management Incentive Plan.

     Mr. Moylan received a discretionary bonus of $60,000 in November 2004. The other Named Executive officers received discretionary bonuses during the first quarter of 2005 with respect to 2004 as follows:

John M. Cook	$220,000
John M. Toma	40,000
Richard J. Bacon	40,000
James L. Benjamin	40,000

     2005 Bonus Program

     The Named Executive Officers have all been granted an opportunity to earn bonuses based on Company performance during 2005, as described below. The bonus amount depends upon achievement of certain performance measures for each quarter and for the full year. However, bonuses are paid annually.

     The Compensation Committee determines Target performance measure levels for each period. Bonus amounts also vary according to whether certain Minimum and Maximum levels of the performance measure are attained. Minimum levels are 95% of Target, and Maximum levels are 110% of the Target.

     Mr. Cook’s bonus is based upon Company EBIT. Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 40% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum EBIT for any of the five periods would entitle him to 10% of his base salary with respect to each period in which the Minimum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 50% of his base salary, and if Target EBIT were achieved for all of the five periods, his bonus would equal 200% of his base salary. The award does not provide for any additional bonus pay if Target EBIT is exceeded. If EBIT falls between Minimum and Target EBIT, Mr. Cook’s bonus will be prorated accordingly.

     Mr. Toma’s bonus is based upon Company EBIT. Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 10% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum EBIT for any of the five periods would entitle him to 2.5% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum EBIT for any of the five periods would entitle him to 20% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 12.5% of his base salary; if Target EBIT were achieved for all of the five periods, his bonus would equal 50% of his base salary; and if Maximum EBIT were achieved for all of the five periods, his bonus would equal 100% of his base salary. If EBIT falls between Minimum and Target EBIT, or between Target and Maximum EBIT, Mr. Toma’s bonus will be prorated accordingly.

     Mr. Moylan’s bonus is based upon Company EBIT. Achievement of Target EBIT for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved.

Achievement of Minimum EBIT for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum EBIT for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum EBIT were achieved for all of the five periods, his bonus would equal 10% of his base salary; if Target EBIT were achieved for all of the five periods, his bonus would equal 40% of his base salary; and if Maximum EBIT were achieved for all of the five periods, his bonus would equal 80% of his base salary. If EBIT falls between Minimum and Target EBIT, or between Target and Maximum EBIT, Mr. Moylan’s bonus will be prorated accordingly.

     Mr. Bacon’s bonus is based upon a performance measure which is weighted as follows: 35% Company EBIT, and 65% EBIT of his business unit. Mr. Bacon’s business unit includes Meridian VAT and non-U.S. Accounts Payable. Achievement of Target performance for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum performance for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum performance for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum performance were achieved for all of the five periods, his bonus would equal 10% of his base salary; if Target performance were achieved for all of the five periods, his bonus would equal 40% of his base salary; and if Maximum performance were achieved for all of the five periods, his bonus would equal 80% of his base salary. If actual performance falls between Minimum and Target, or between Target and Maximum, Mr. Bacon’s bonus will be prorated accordingly.

     Mr. Benjamin’s bonus is based upon a Performance Measure which is weighted as follows: 35% Company EBIT, and 65% EBIT of his business unit. Mr. Benjamin’s business unit includes U.S. Accounts Payable only. Achievement of Target performance for any one of the five periods (each of the four quarters and the full year) would entitle him to 8% of his base salary with respect to each period in which the Target is achieved. Achievement of Minimum performance for any of the five periods would entitle him to 2% of his base salary with respect to each period in which the Minimum is achieved. Achievement of Maximum performance for any of the five periods would entitle him to 16% of his base salary with respect to each period in which the Maximum is achieved. Thus, if Minimum performance were achieved for all of the five periods, his bonus would equal 10% of his base salary; if Target performance were achieved for all of the five periods, his bonus would equal 40% of his base salary; and if Maximum performance were achieved for all of the five periods, his bonus would equal 80% of his base salary. If actual performance falls between Minimum and Target, or between Target and Maximum, Mr. Benjamin’s bonus will be prorated accordingly.

     Bonus amounts are based on year-to-date adjusted base salary earnings, except as noted above in “Mr. Toma’s Agreement – Salary and Bonus” with respect to Mr. Toma. Bonuses for 2005 will be paid anytime between 60 and 75 days after the end of the fiscal year.

     Transaction Success Fees

     Messrs. Toma, Bacon, Benjamin and Moylan each have an opportunity to earn a “Transaction Success Fee” if a Change of Control occurs before a particular date set forth in their Employment Agreements. Mr. Cook does not participate in the Transaction Success Fee program. The amount of any Transaction Success Fee payable will be a minimum of 50% and a maximum of 150% of the officer’s current annual base salary, and will vary with the per share price received by the Company shareholders upon the Change of Control. For purposes of calculating any Transaction Success Fee payable to Mr. Toma, his base salary will not include the $65,000 in direct payments which he receives in lieu of his former deferred compensation benefit.

     Payment of the Transaction Success Fee is subject to continued service conditions as follows:

     · One-third of the Transaction Success Fee will be payable within 30 days after the 6-month anniversary of the Change of Control, if the officer is employed by the Company or its successor or affiliates on the 6-month anniversary.

     · The remaining two-thirds will be payable within 30 days after the 1-year anniversary, if the officer is so employed on the 1-year anniversary.

     · If the officer is not offered a job equivalent to his current position following the Change of Control, but has remained in service with the company through the Change of Control, he will be entitled to payment of the entire amount within 30 days after the Change of Control.

     · If the officer remains employed following the Change of Control, but he is terminated without Cause or terminates his employment for Good Reason (as those terms are defined in his employment agreement) during the 12-month period following the Change of Control, he will be entitled to any or all of the transaction success fee not yet paid within 30 days following such termination.

     Payment amounts and dates are subject to adjustment in the event that payments to Company shareholders in connection with the transaction are subject to post-closing conditions. If an officer is terminated for Cause prior to the due date for an installment, that installment is forfeited. However, if an officer is terminated for Cause after payment of the first installment but prior to payment of the second installment, he is not obligated to refund the previously paid installment.

Stock Incentive Plan

     On June 15, 1998, the Company, with the approval of its shareholders, amended its Stock Incentive Plan, which currently, as amended, provides for the grant of options and other stock-based awards up to a maximum of 12,375,000 shares of common stock, subject to certain adjustments. As of March 24, 2005, options for 8,616,958 shares and 295,000 shares of restricted stock were outstanding (after adjustment for forfeitures) and options for 2,925,130 shares had been exercised. Options and other stock-based awards may be granted under the Stock Incentive Plan to employees, officers or directors of and consultants and advisors to, the Company and its subsidiaries. The Company estimates that, as of March 24, 2005, approximately 664 employees (including officers) and eight non-employee directors of the Company were eligible to participate in the Stock Incentive Plan. All option grants and restricted stock awards immediately vest upon a change of control of the Company. Unless sooner terminated by the Board or pursuant to its terms, no additional grants may be made under the Plan subsequent to June 2008.

Employee Stock Purchase Plan

     In May 1997, the Company’s shareholders approved the adoption of the ESPP. The ESPP is intended to be an “Employee Stock Purchase Plan” as defined in Code Section 423. Under the ESPP, eligible employees may authorize payroll deductions at the end of a semi-annual purchase period of from 1 percent to 10 percent of their compensation (as defined in the ESPP), with a minimum deduction of $10 per pay period and a maximum aggregate deduction of $10,625 during each semi-annual purchase period, to purchase the Company’s common stock at a price of 85 percent of the fair market value thereof as of the first Trading Day (as defined in the ESPP) of the offering period. The aggregate number of shares of common stock which may be purchased by all participants under the ESPP may not exceed 2,625,000, subject to certain adjustments. As of December 31, 2004, 725,181 shares had been issued under the ESPP. The Company estimates that, as of December 31, 2004, approximately 1,500 employees of the Company and its subsidiaries were eligible to participate in the ESPP. The ESPP will terminate on December 31, 2007, or upon the earlier decision of the Company’s Compensation Committee or exercise of aggregate purchase rights pertaining to all shares of common stock reserved for purchase under the ESPP.

401(k) Plan

     The Company assumed, effective immediately prior to completion of its initial public offering, the 401(k) plan sponsored by a predecessor of the Company. This plan (the “401(k) Plan”) is a tax-qualified retirement plan designed to meet the requirements of Sections 401(a) and 401(k) of the Code. Under the 401(k) Plan, participants may elect to make pre-tax savings deferrals of from 1 percent to 25 percent of their compensation each year, subject to annual limits on such deferrals (e.g., $13,000 in 2004) imposed by the Code. The Company may also in its discretion, on an annual basis, make a matching contribution with respect to a participant’s elective deferrals and/or may make additional Company contributions. The only form of benefit payment under the 401(k) Plan is a single lump-sum payment equal to the vested balance in the participant’s account. Under the 401(k) Plan, the vested portion of a participant’s accrued benefit is payable upon such employee’s termination of employment, attainment of age 59 1/2, retirement, total and permanent disability or death. Participants may also make in-service withdrawals from their pre-tax contributions under the plan for certain specified instances of hardship.

CERTAIN TRANSACTIONS

     The following members of Mr. Cook’s immediate family are employed by the Company and received cash compensation for 2004 in the approximate amounts set forth beside their names: David H. Cook, brother — $197,848, Harriette L. Cook, sister-in-law — $90,317, Patricia Sluiter, sister — $61,457, and Allen R. Sluiter, brother-in-law — $90,706. In addition, for 2004 performance, on March 4, 2005, David H. Cook received a grant of 5,000 nonqualified stock options, granted at $4.95 per share, the fair market value on the date of the grant. Each stock option grant has a five-year term with 25 percent of the respective options vesting and becoming exercisable on each of the first four anniversaries of the date of grant and is subject to the terms and conditions in the Company’s standard stock option agreement.

     Mr. Toma’s sister-in-law, Maria A. Neff, is employed with the Company as Executive Vice President – Human Resources. Ms. Neff’s cash compensation for 2004 was $255,000. In addition, for 2004 she received a grant of 25,000 nonqualified stock options, granted at an exercise price of $4.16 per share, the fair market value on the date of the grant. The stock option grant has a five-year term with 25 percent of the respective options vesting and becoming exercisable on each of the first four anniversaries of the date of grant and is subject to the terms and conditions in the Company’s standard stock option agreement. In February 2005 Ms. Neff received 40,000 shares of restricted stock that are subject to the same terms and conditions described above for Mr. Toma’s restricted stock award in “Mr. Toma’s Agreement – Equity Awards”.

     The Company currently subleases approximately 3,300 square feet of office space to CT Investments, LLC, at a “pass-through” rate equal to the cash cost per square foot paid by the Company under the master lease. CT Investments is 90 percent owned by Mr. Cook, Chairman of the Board, President and Chief Executive Officer of the Company and 10 percent owned by Mr. Toma, Vice Chairman of the Company. The Company received payments of approximately $44,655 in 2004 in connection with such sublease.

     See “Director Compensation” for a discussion of certain additional transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10 percent of the Company’s stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of copies of forms received by it pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons, the Company believes that with respect to 2004, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10 percent beneficial owners were timely satisfied.

Compensation Committee Interlocks and Insider Participation

     Messrs. Daniels, Lind, Greimann and Robertson currently comprise the Compensation Committee. Prior to her resignation from the Board during 2004, Ms. Jacquelyn Ward also served on the Compensation Committee. None of the foregoing members of the Compensation Committee had any “interlocks” within the meaning of Item 402(j) of the SEC regulation S-K.

PROPOSAL FOR RATIFICATION OF APPOINTMENT OF KPMG LLP

Introduction

     The Audit Committee of the Board of Directors has reappointed KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the fiscal year beginning January 1, 2005. One or more representatives of KPMG LLP are expected to be present at the Annual Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the Company’s stockholders.

     The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider the appointment but is not required to do so. In such event the Audit Committee may decide to retain KPMG LLP or hire another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of KPMG LLP, the Audit Committee may select another firm if it determines such selection to be in the best interest of the Company and its stockholders.

Vote Required

     Approval of this proposal requires that a quorum be present and that more shares vote “For” than “Against” it.

Recommendation

     The Board of Directors recommends that you vote “For” the ratification of the Audit Committee’s appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2005.

OWNERSHIP OF DIRECTORS, PRINCIPAL SHAREHOLDERS
AND CERTAIN EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 24, 2005, by (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5 percent of the outstanding common stock of the Company; (ii) each director and director nominee of the Company; (iii) the Named Executive Officers; and (iv) all of the Company’s executive officers and directors as a group. Except as otherwise indicated in the footnotes to this table, the Company believes that the persons named in this table have sole investment and voting power with respect to all the shares of common stock indicated.

	Beneficial Ownership As of March 24, 2005 (1)
	Beneficial	Certain
	Holdings	Shares
	(Excluding	Subject to		Percent of
	Options and	Options and	Total	Shares
	Convertible	Conversion	Beneficial	Beneficially
Beneficial Owner	Rights)	Rights (2)	Ownership	Owned
Blum Capital Partners, L.P (3)	9,287,073	4,651,939	13,939,012	20.89%
909 Montgomery Street, Suite 400 San Francisco, California 94133
Berkshire Partners LLC (4)	4,309,837	78,750	4,388,337	7.07%
One Boston Place Boston, Massachusetts 02108
Franklin Resources, Inc. (5)	3,785,347	—	3,785,347	6.10%
One Franklin Parkway San Mateo, California 94403
Goldman Sachs Asset Management, L.P. (6)	3,561,372	—	3,561,372	5.74%
32 Old Slip New York, New York 10005
Cannell Capital LLC (7)	3,194,993	—	3,194,993	5.15%
One Franklin Parkway San Mateo, California 94403
John M. Cook (8)	4,130,712	1,015,290	5,146,002	8.16%
600 Galleria Parkway, Suite 100 Atlanta, Georgia 30339
Arthur N. Budge, Jr.	—	153,295	153,295	*
David A. Cole	5,000	40,000	45,000	*
Gerald E. Daniels	1,000	40,000	41,000	*
Jonathan Golden	1,133,205	68,750	1,201,955	1.94%
Garth H. Greimann (9)	4,321,328	78,750	4,400,078	7.08%
N. Colin Lind (10)	9,287,073	4,681,939	13,969,012	20.94%
Thomas S. Robertson	3,200	67,500	70,700	*
Jimmy M. Woodward	—	30,000	30,000	*
John M. Toma (11)	822,338	462,500	1,284,838	2.06%
James L. Benjamin	40,000	37,500	77,500	*
Richard Bacon	40,000	31,250	71,250	*
James E. Moylan, Jr.	—	125,000	125,000	*
All executive officers, directors and director	19,985,744	7,066,084	27,059,328	36.43%
nominees as a group (16 persons)

*	Represents holdings of less than one percent.

(1)	Applicable percentage ownership at March 24, 2005 is based upon 62,039,989 shares of common stock outstanding adjusted in the case of certain options and other conversion rights. Shares of common stock subject to options and rights that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the date of this proxy statement are deemed outstanding for computing the percentage ownership of the person holding such options or rights, but are not deemed outstanding for computing the percentage ownership of any other persons. Beneficial ownership is determined in accordance with the rules of the SEC under which shares are beneficially owned by the person or entity that holds investment and/or voting power.

(2)	Represents shares that may be acquired currently or within 60 days after the date of this proxy statement through the exercise of stock options or upon conversion of convertible notes. Except as otherwise noted, all shares shown are subject to options to acquire common stock.

(3)	Shares Subject to Options and Conversion Rights includes an aggregate of 4,651,939 shares the Blum Reporting Persons, as defined below, have the right to acquire upon conversion of convertible notes acquired in 2001. Blum L.P.; Richard C. Blum & Associates, Inc., a California corporation (“RCBA Inc.”); Blum Strategic GP, L.L.C., a Delaware limited liability company (“Blum GP”); Blum Strategic GP II, L.L.C., a Delaware limited liability company (“Blum GP II”); Blum Strategic Partners II, L.P., a Delaware limited partnership; and Richard C. Blum, the Chairman and a substantial shareholder of RCBA Inc. and a managing member of Blum GP and Blum GP II, are referred to herein as the “Blum Reporting Persons.” Blum L.P.’s principal business is acting as a general partner for investment partnerships and providing investment advisory services. Blum L.P. is an investment advisor registered with the Securities and Exchange Commission. The sole general partner of Blum L.P. is RCBA Inc. Each of the Blum Reporting Persons reports that it has shared voting and investment discretion over the shares reported above. Information is based on publicly reported holdings as of the date of the most recently filed amendment to Schedule 13D.

(4)	Current beneficial holdings include 1,959,015 shares owned by Berkshire Fund V, Limited Partnership, a Massachusetts limited partnership (“Fund V”); 2,128,358 shares owned by Berkshire Fund VI, Limited Partnership, a Massachusetts limited partnership (“Fund VI”); and 222,464 shares owned by Berkshire Investors LLC, a Massachusetts limited liability company (“Berkshire Investors”). Shares Subject to Options and Conversion Rights includes a beneficial interest held by Berkshire Partners pursuant to an agreement with Mr. Garth H. Greimann, a Director of the Company and a Managing Director of Berkshire Partners, in 78,750 shares subject to certain vested nonqualified stock options to purchase the common stock of the Company, which were granted to Mr. Greimann in connection with his service as a Director of the Company. See note (9) below. Fund V, Fund VI, Berkshire Investors and Berkshire Partners (together, the “Berkshire Reporting Persons”) each report sole voting and dispositive power over the respective shares reported above. Berkshire Partners is a private equity investment firm and Fund V, Fund VI and Berkshire Investors are investment funds managed by Berkshire Partners.

(5)	The securities shown are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries (the “Adviser Subsidiaries”) of Franklin Resources, Inc. (“FRI”). Such advisory contracts grant to such Adviser Subsidiaries all investment and/or voting power over the securities owned by such advisory clients. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding Common Stock of FRI and are the principal shareholders of FRI. Information based upon publicly reported holdings as of December 31, 2004.

(6)	Reporting Person is an investment adviser. Includes 3,081,760 shares as to which the reporting person has sole voting power and 3,561,372 shares in which the reporting person has sole dispositive power based upon publicly reported holdings as of March 18, 2005.

(7)	Represents 3,194,993 shares as to which the reporting person shares investment and voting power. Information based upon publicly reported holdings as of October 29, 2003.

(8)	Current beneficial holdings include 1,180,000 shares held by the John M. Cook 2004 Grantor Retained Annuity Trust, of which M. Lucy Cook, Mr. Cook’s spouse, is trustee, and as to which shares she has sole investment and voting power, and 1,197,066 shares held directly by M. Lucy Cook. Does not include 165,691 shares held by the John and Lucy Cook 1999 Charitable Remainder Unitrust of which M. Christine Cook is trustee, and as to which shares she has sole investment and voting power.

(9)	Mr. Greimann is a Managing Director of Berkshire Partners. Current beneficial holdings include 4,309,837 shares beneficially owned by the Berkshire Reporting Persons. Mr. Greimann has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by the Berkshire Reporting Persons. See note (4) above.

(10)	Mr. Lind is a Managing Partner of Blum L.P. Mr. Lind has informed the Company that he disclaims beneficial ownership of the shares beneficially owned by Blum L.P. Shares Subject to Options and Conversion Rights includes an aggregate of 4,651,939 shares the Blum Reporting Persons have the right to acquire upon conversion of convertible notes acquired in 2001. See note (3) above.

(11)	Current beneficial holdings include 275,886 shares held by the Toma Family Limited Partnership, of which Mr. Toma serves as the general partner and 5,556 shares held by Toma Family Foundation, Inc., of which Mr. Toma is President. Also includes 73,190 shares held by Dorothy M. Toma, his spouse, 33,283 shares held by the Mary Caitlin Cook Trust, of which Mr. Toma is the trustee and 31,560 shares held by the Adam Cook Trust, of which Mr. Toma is the trustee.

EXECUTIVE OFFICERS

     Each of the executive officers of the Company was elected by the Board of Directors to serve until the Board of Directors’ meeting immediately following the next annual meeting of the shareholders or until his or her earlier removal by the Board or resignation. The following table lists the executive officers of the Company and their ages and offices with the Company.

Name	Age	Office with Registrant
John M. Cook.	62	Chairman, President and Chief Executive Officer and Director
John M. Toma.	59	Vice Chairman
Richard J. Bacon.	50	Executive Vice President – International Operations
James L. Benjamin.	42	Executive Vice President – US Operations
Eric D. Goldfarb.	40	Executive Vice President and Chief Information Officer
James E. Moylan, Jr.	54	Executive Vice President – Finance, Chief Financial Officer and Treasurer
Maria A. Neff.	47	Executive Vice President – Human Resources
Paul van Leeuwen.	44	Executive Vice President – Business Development

     The employment histories of those executive officers who are not directors are set forth below:

     John M. Toma was elected Vice Chairman of the Company in January 1997. Prior to that he was the Company’s Executive Vice President – Administration and had served in such capacity since 1992.

     Richard J. Bacon joined the Company in September 2003 as its Executive Vice President – International Operations. Prior to joining the Company, Mr. Bacon was employed by Parity Group PLC, most recently as the Managing Director of Parity Resourcing Solutions, a human capital management services firm, from January 2003 until September 2003. Mr. Bacon also served Parity Group PLC as its Managing Director – Corporate Business from October 2001 through December 2002 and Managing Director – Technology Staffing Division from August 1999 through September 2001.

     James L. Benjamin joined the Company in October 2002 as Executive Vice President – US Operations. Mr. Benjamin was previously the President of Com-Pak Services, Inc., a leading innovator in communication packaging services, from February 2001 to October 2001; the President of Curtis 1000, the printed office products division of American Business Products and Mailwell Inc. from February 1999 to February 2001; and filled various roles as Senior Vice President for World Color, a marketer and supplier of direct mail services, from June 1997 to February 1999.

     Eric D. Goldfarb joined the Company in November 2002 as Executive Vice President and Chief Information Officer. Prior to joining the Company, Mr. Goldfarb was the Chief Information Officer for Global Knowledge, Inc., a worldwide provider of technical training, consulting and software services, since July 2001. From May 1996 to July 2001, Mr. Goldfarb was Vice President and Chief Information Officer for Macmillan USA, an international media firm.

     James E. Moylan, Jr. joined the Company in March 2004 as its Executive Vice President – Finance, Chief Financial Officer and Treasurer. Mr. Moylan was previously the Executive Vice President – Composite Panels, Distribution and Administration for the Georgia Pacific Corporation, a forest products company, from June 2002 to April 2003. Mr. Moylan also was the Senior Vice President and Chief Financial Officer of SCI Systems, Inc., an electronics manufacturing company, from November 1999 to June 2002. Mr. Moylan previously spent 23 years in various positions with Sonat, Inc. an energy exploration, development and marketing company, from 1976 to 1999, serving as its Senior Vice President and Chief Financial Officer from July 1997 to October 1999.

     Maria A. Neff has worked at the Company in a variety of operations management and human resource roles since 1991. Since November 2002, she has served as the Executive Vice President – Human Resources.

     Paul van Leeuwen joined the Company in October 2002 as Senior Vice President – Business Development and in September 2003 was elected as the Company’s Executive Vice President – Business Development. Prior to joining the Company Mr. van Leeuwen held a series of marketing and business development-related positions with the John H. Harland Company, a provider of printed products, software and services to the financial institution and education markets from August 1999 until April 2002.

PERFORMANCE GRAPH

     Set forth below is a line graph presentation comparing the cumulative shareholder return on the Company’s common stock (Nasdaq: PRGX), on an indexed basis, against cumulative total returns of The Nasdaq Stock Market (U.S. Companies) Index and the RDG Technology Composite Index. The graph assumes that the value of the investment in the common stock in each index was $100 on December 31, 1999, and shows total return on investment for the period beginning December 31, 1999 through December 31, 2004, assuming reinvestment of any dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG PRG-SCHULTZ INTERNATIONAL, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND THE RDG TECHNOLOGY COMPOSITE INDEX

                     *$100 invested on 12/31/99 in stock or index-
                     including reinvestment of dividends.
                     Fiscal year ending December 31.

VALUE OF $100 INVESTED ON DECEMBER 31, 1999 AT:

	Cumulative Total Return
	12/99	12/00	12/01	12/02	12/03	12/04
PRG-SCHULTZ INTERNATIONAL, INC.	$100.00	$24.00	$30.68	$33.51	$18.45	$18.94
NASDAQ STOCK MARKET (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
RDG TECHNOLOGY COMPOSITE	100.00	69.88	48.14	26.35	39.98	43.08

INDEPENDENT AUDITORS

     The accounting firm of KPMG LLP is the independent auditor of the Company. Under the terms of the Audit Committee Charter, the selection of KPMG LLP as the Company’s independent auditor for 2005 was made solely by the Audit Committee. Ratification of the selection of the independent auditor of the Company for the current year will be submitted for a vote at the annual meeting.

     It is anticipated that a representative from the accounting firm of KPMG LLP will be present at the annual meeting to answer appropriate questions and make a statement if the representative desires to do so.

SHAREHOLDER PROPOSALS

     Appropriate proposals of shareholders intended to be presented at the Company’s 2006 Annual Meeting of Shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act must be received by the Company by December 5, 2005 for inclusion in its proxy statement and form of proxy relating to that meeting. In addition, all shareholder proposals submitted outside of the shareholder proposal rules promulgated pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no earlier than December 5, 2005, and no later than January 4, 2006, in order to be considered timely. If such shareholder proposals are not timely received, proxy holders will have discretionary voting authority with regard to any such shareholder proposals that may come before the 2006 Annual Meeting. With regard to such shareholder proposals, if the date of the 2006 Annual Meeting is subsequently advanced or delayed by more than 30 days from the date of the 2005 annual meeting, the Company shall, in a timely manner, inform shareholders of the change and the date by which proposals must be received.

     It Is Important That Proxies Be Returned Promptly. Shareholders Who Do Not Expect To Attend The Meeting In Person Are Urged To Sign, Complete, Date And Return The Proxy Card In The Enclosed Envelope, To Which No Postage Need Be Affixed If Mailed In The United States.

By Order of the Board of Directors:

Dated: April 4, 2005

Appendix A

PRG-SCHULTZ INTERNATIONAL, INC.
AUDIT COMMITTEE CHARTER
AMENDED AND RESTATED AS OF NOVEMBER 15, 2004

Organization

The Board of Directors of PRG-Schultz International, Inc. (the “Company”) shall establish an Audit Committee. The Audit Committee shall be composed of directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board, would interfere with their exercise of independent judgment as a committee member. The Committee shall number at least three independent directors and shall at all times comply with the applicable rules promulgated by the National Association of Securities Dealers, Inc. with respect to companies whose securities are listed on the Nasdaq National Market System or the rules of such other exchange or quotation system upon which Company securities are listed or traded. At least one member of the Committee shall be a “financial expert,” as such term is defined in rules to be promulgated by the Securities and Exchange Commission (“SEC”), and all Committee members shall be able to read and understand financial statements at the time of their appointment.

Statement of Policy

The Audit Committee shall provide assistance to the directors in fulfilling their responsibilities to shareholders, potential shareholders, and the investment community with respect to corporate accounting, reporting practices, and quality and integrity of the financial reports of the Company. In the performance of its responsibilities, the Audit Committee must maintain free and open means of communication between the directors, the independent auditors and executive and financial management. The Audit Committee shall have full access, without restriction, to all information which it believes, in its judgment, is required to fulfill its responsibilities.

Responsibilities

In executing its responsibilities, the Audit Committee’s policies and procedures should be flexible in order to best react to changing conditions, and to ensure that the accounting and reporting practices of the Company are in accordance with all applicable requirements.

In carrying out its responsibilities, the Audit Committee shall meet at least four times annually to perform the following procedures:

•	Select and oversee the independent auditors to audit the consolidated financial statements of the Company and its divisions and subsidiaries, with sole authority to hire and dismiss the independent auditors. The independent auditors are accountable to the Audit Committee as shareholder representatives.

•	Pre-approve the retention of the independent auditors for any audit (including comfort letters and statutory audits) or nonaudit service.

•	Approve fee arrangements with the independent auditors for audit and nonaudit services and annually review fees paid to the firm.

•	Meet with the independent auditors and executive and financial management to review the scope of the proposed audit for the ensuing fiscal year, including the audit procedures to be employed. At the conclusion of the audit, review the results with the independent auditors, including any comments or recommendations.

•	Review with the independent auditors and executive and financial management the adequacy and effectiveness of the Company’s accounting and financial controls. Elicit any recommendations for the improvement of such controls, including particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper.

•	Review before they are released to the public, the financial statements to be contained in the annual report to shareholders and annual and quarterly reports on Forms 10-K and 10-Q with executive and financial management and the independent auditors to

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•	determine that they are satisfied with the disclosures and content of the financial statements to be submitted to the shareholders. Review any changes in accounting principles for propriety.

•	Provide sufficient opportunity for the independent auditors to meet with the members of the Audit Committee without the presence of executive or financial management. Among the matters to be discussed in these meetings are the independent auditors’ evaluation of Company financial and accounting personnel, and the extent of cooperation that the independent auditors received during their review or audit.

•	Obtain and review at least annually a written report from the independent auditors describing all critical accounting policies and practices used by the Company; all alternative treatments of financial information within accounting principles generally accepted in the United States of America that have been discussed with Company management; ramifications of the use of such alternative disclosures and treatments, and the treatments preferred by the independent auditors; and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

•	Review the quality and sufficiency of the accounting and financial resources required to meet the financial and reporting objectives as determined by the Audit Committee. Review the succession planning process for the accounting and financial areas.

•	Submit the minutes of all meetings of the Audit Committee to, or orally report the matters discussed at each committee meeting with, the Board of Directors.

•	Require that the independent auditors conduct a SAS 100 Interim Financial Review before the Company files its Form 10-Q.

•	Require the independent auditors to provide a formal written statement that delineates all relationships between the independent auditors and the Company. The Audit Committee also must ensure, through communicating with the independent auditors, that no relationship or services will impact the auditors’ objectivity.

•	Investigate any matter brought to its attention within the scope of its duties. The Audit Committee shall have the power to retain outside counsel and/or advisors, including a public accounting firm other than the current independent auditors if, in its judgment, that is appropriate, and shall have appropriate funding therefor.

•	Review the adoption, application and disclosure of the Company’s critical accounting policies and any changes thereto.

•	Prepare the Audit Committee’s report required by the SEC to be included in the Company’s annual proxy statement.

•	Review and approve all related party transactions.

•	Determine that the content of the financial statements is satisfactory for submission to the shareholders and for filing with the SEC. Such determination will be made through discussions with independent auditors and executive and financial management.

•	Review established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Designate senior management responsible for certifying annually that he or she and his or her business unit have to the best of his or her knowledge complied with the Code of Conduct.

•	Obtain and review reports from management and the Company’s senior internal auditing executive that the Company and its personnel and business entities are in conformity with applicable legal requirements and the Company’s Code of Conduct.

•	Review and advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Conduct, as well as actions taken to maintain an effective compliance program, including developments in compliance law and best practices.

•	Review and approve any amendments to or waiver of the Code of Ethics for Senior Financial Officers.

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PRG-SCHULTZ INTERNATIONAL, INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 3, 2005
      The undersigned shareholder hereby appoints John M. Cook and Clinton McKellar, Jr. or either of them, with full power of substitution, to act as proxy for, and to vote the stock of, the undersigned at the Annual Meeting of Shareholders of PRG-Schultz International, Inc. (the “Company”) to be held on May 3, 2005, and any adjournments thereof. The undersigned acknowledges receipt of this Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 4, 2005, and grants authority to said proxies, or their substitutes, and ratifies and confirms all that said proxies may lawfully do in the undersigned’s name, place and stead. The undersigned instructs said proxies to vote as indicated hereon.
      THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF KPMG LLP AS PRG-SCHULTZ’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2005.
      PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
      (Continued on the Reverse Side)

The Board of Directors recommends a vote “FOR” each of the listed nominees.
1.    Election of Directors

☐	FOR the nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	FOR the nominees listed below except as marked to the contrary
     (Instruction: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, strike a line through that nominee’s name in the list below)
        CLASS III DIRECTORS:                David A. Cole                Thomas S. Robertson
The Board of Directors recommends a vote “FOR” Proposal 2.
2.    Ratification of the Audit Committee’s appointment of KPMG LLP as PRG-Schultz’s independent registered public accounting firm for fiscal year 2005.
☐ FOR                ☐ AGAINST                ☐ ABSTAIN
3.    In the discretion of the proxies, upon such other matters as may properly come before the meeting or any adjournment thereof.
     THE PROXIES SHALL VOTE AS SPECIFIED ON THE REVERSE, OR IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE LISTED NOMINEES AND “FOR” PROPOSAL 2.

Dated:	, 2005
		Signature	Signature (if held jointly)	Title(s)
(Shareholders should sign exactly as name appears on stock. Where there is more than one owner, each should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.)